                                                          Is this the last filing
Series Number                 Series Name                 for the series? (Y or N)
-------------  ------------------------------------------ ------------------------
100.           TRANSAMERICA VOYA LARGE CAP GROWTH VP                 N

101.           TRANSAMERICA VOYA LIMITED MATURITY BOND VP            N

102.           TRANSAMERICA VOYA MID CAP OPPORTUNITIES VP            N

103.           TRANSAMERICA VOYA MODERATE GROWTH ALLOC VP            N

104.           TRANSAMERICA MULTI-MANAGER ALTER STRAT VP             N